UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   January 16, 2008

Nephros, Inc.
(Exact Name of Registrant as Specified in Charter)

Commission File Number:  001-32288

Delaware	13-3971809
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3960 Broadway, New York, New York 10032
(Address of Principal Executive Offices)
(Zip Code)

(212) 781-5113
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

As reported by Nephros, Inc. (the “Company”) in its Current Report on Form 8-K, filed on July 20, 2006, the Company was notified by the American Stock Exchange (“AMEX”) in July of 2006 that the Company was not in compliance with the AMEX's continued listing standards with respect to stockholders’ equity.  The AMEX rules require that issuers with net losses in their five most recent fiscal years have stockholders’ equity of at least $6,000,000.  The Company incurred net losses in each of its five most recent fiscal years.

As previously disclosed in the Current Report on Form 8-K filed with the SEC on November 20, 2006, the AMEX staff agreed, based upon a plan of compliance submitted by the Company, to extend the time period for the Company to regain compliance until January 17, 2008.

On November 14, 2007, all of the Company's Series A 10% Secured Convertible Notes Due in 2008 and its Series B 10% Secured Convertible Notes due in 2008 (collectively, the "Notes"), representing an aggregate principal amount of $18 million, were converted into shares of the Company's common stock and warrants, resulting in a substantial increase in the Company’s stockholders’ equity to $10.2 million.  As a result, notwithstanding the Company's anticipated loss during the fourth quarter of 2007, the Company’s stockholders’ equity, at December 31, 2007, is anticipated to be well in excess of the $6,000,000 required by the AMEX rules.

Item 9.01.    Financial Statements and Exhibits.

(d)     Exhibits

99.1       Press Release issued by Nephros, Inc. dated January 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2008

                                                                                           NEPHROS, INC.

                                                                                       By: /s/ Norman J. Barta
              Norman J. Barta
                                              President and Chief Executive Officer
                                  (Principal Executive Officer)